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                                  Exhibit 11.1

PAYLESS CASHWAYS, INC.

COMPUTATION OF PER SHARE LOSS
-----------------------------

(In thousands, except per share amounts)


                                                              Thirteen Weeks Ended
                                                        --------------------------------
                                                           March 1,         February 24,
                                                            1997                1997
                                                        ------------        ------------

PRIMARY
-------

Net loss                                                $  (8,135)          $  (7,623)

 Less:
      Preferred stock dividends                            (1,571)             (1,452)
                                                        ----------          ----------

Net loss attributable to Common Stock                   $  (9,706)          $  (9,075)

Weighted average common shares outstanding                 39,959 (1)          39,916 (1)
                                                        ----------          ----------
Net loss per common share                               $    (.24)          $    (.23)
                                                        ==========          ==========


FULLY DILUTED
-------------

Net loss attributable to Common Stock                   $  (9,706)          $  (9,075)

Weighted average common shares outstanding                 39,959 (1)          39,916 (1)
                                                        ----------          ----------

Net loss per common share                               $    (.24)          $    (.23)
                                                        ==========          ==========


(1) Due to a loss being incurred for the period,  dilutive common equivalent shares have not been computed as the resulting loss per share would be antidilutive.


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